Exhibit 10.1

MASTER CONSULTING AGREEMENT

THIS MASTER CONSULTING AGREEMENT (together with the attached Exhibits and Annexes), the “Agreement”), is made as of April 3, 2023 (the “Effective Date”) by and between Astria Therapeutics, Inc., a Delaware corporation with a principal business address at 75 State Street, 14th Floor, Boston, MA 02109 (“Astria”), and Joanne Beck, with an address at 500 Atlantic Avenue, Apt. #16M, Boston, MA 02201 (“Consultant”). Astria desires to have the benefit of Consultant’s knowledge and experience, and Consultant desires to provide services to Astria, all as provided in this Agreement.

1.

Scope & Agreement Terms. Astria retains Consultant, and Consultant agrees to provide, certain services, which may include but are not limited to consulting and advisory services (collectively, the “Consulting Services” or the “Services) to Astria as Astria may from time to time reasonably request and as specified in the one or more statements of work that incorporates by reference the terms of this Agreement (each, an “SOW”). Each SOW shall describe the specific Services to be provided by Consultant and the associated fees to be paid by Astria, all of which shall be governed by the terms of this Agreement. It is understood that the Parties may, as required, also stipulate additional terms and conditions in the applicable SOW. In the event of a conflict between the terms and conditions of a SOW and this Agreement, the terms of this Agreement shall prevail. Any changes to the Consulting Services (and any related compensation adjustments) must be agreed to in writing between Consultant and Astria prior to implementation of the changes.

2.	Compensation.
2.1

As full consideration for Consulting Services provided under this Agreement, Astria agrees to pay Consultant and reimburse expenses as described in the SOW. The compensation to be paid under this Agreement has been determined through good faith and arms-length bargaining to be the fair market value of the Consulting Services to be rendered, and no amount paid or reimbursed under this Agreement is intended to be, nor shall it be construed as, an offer or payment made, whether directly or indirectly, to induce the referral of patients, the purchase, lease or order of any Astria product or service, or the recommending or arranging for the purchase, lease or order of any Astria product or service.

2.2

Consultant shall submit a written invoice (“Invoice”) to Astria to the attention of purchasing@astriatx.com, for Consulting Services provided as described in each SOW. Invoice shall state: (i) the compensation of the Consultant as set forth in the SOW and (ii) any reimbursable charges or expenses incurred by Consultant as set forth in the SOW and in accordance with Section 3. (c) and be provided with supporting documentation and any detail as Astria may reasonably require. To be timely processed, each Invoice must also include all information required under Consulting Services Description in the SOW, if applicable. Astria shall pay to Consultant all undisputed payments no later than thirty (30) days from Astria’s receipt of such Invoice. Consultant shall be solely responsible for meeting its tax and National Insurance obligations (or equivalent in any other country) and all other social insurance obligations (e.g., health insurance). Consultant shall indemnify and hold harmless Astria for all taxes (excluding VAT), National Insurance and other contributions, costs, claims, penalties, interest, expenses or proceedings which Astria may incur awaiting all of or in connection with the failure of Consultant to meet its respective responsibilities under this Section 2.2.

3.	Performance. Consultant agrees to provide the Consulting Services to Astria, or to its designee, in accordance with all applicable laws and regulations and the highest professional standards.

Consultant represents and warrants that Consultant has not been, and is not under consideration to be (a) debarred from providing services pursuant to Section 306 of the United States Federal Food Drug and Cosmetic Act, 21 U.S.C. § 335a; (b) excluded, debarred or suspended from, or otherwise ineligible to participate in, any federal or state health care program or federal procurement or non-procurement programs (as that term is defined in 42 U.S.C. § 1320a-7b(f)); (c) disqualified by any government or regulatory agencies from performing specific services, and is not subject to a pending disqualification proceeding; or (d) convicted of a criminal offense related to the provision of health care items or services, or under investigation or subject to any such action that is pending.

4.

Compliance with Obligations to Third Parties. Consultant represents and warrants to Astria that the terms of this Agreement and Consultant’s performance of Consulting Services do not and will not conflict with any of Consultant’s obligations to any third parties. Consultant agrees not to use any trade secrets or other confidential information of any other person, firm, corporation, institution or other third party in connection with any of the Consulting Services. If Consultant is an employee of another company or institution, Consultant represents and warrants that Consultant is permitted to enter into this Agreement pursuant to such company’s or institution’s policies concerning professional consulting and additional workload. Consultant agrees not to make any use of any funds, space, personnel, facilities, equipment or other resources of a third party in performing the Consulting Services, nor take any other action that would result in a third party asserting ownership of, or other rights in, any Work Product (defined in Section 5), unless agreed upon in writing in advance by Astria.

5.

Work Product. Consultant will promptly and fully disclose in confidence to Astria all inventions, discoveries, improvements, ideas, concepts, designs, processes, formulations, products, computer programs, works of authorship, databases, mask works, trade secrets, know-how, information, data, documentation, reports, research, creations and other products arising from or made in the performance of (solely or jointly with others) the Consulting Services (whether or not patentable or subject to copyright or trade secret protection) (collectively, the “Work Product”). Consultant assigns and agrees to assign to Astria all rights in the United States and throughout the world to Work Product. Consultant will keep and maintain adequate and current written records of all Work Product, and such records will be available to and remain the sole property of Astria at all times. For purposes of the copyright laws of the United States, Work Product will constitute “works made for hire,” except to the extent such Work Product cannot by law be “works made for hire”. Consultant represents and warrants that Consultant has and will have the right to transfer and assign to Astria ownership of all Work Product. Consultant will execute all documents, and take any and all actions needed, all without further consideration, in order to confirm Astria’s rights as outlined above. In the event that Consultant should fail or refuse to execute such documents within a reasonable time, Consultant appoints Astria as attorney to execute and deliver any such documents on Consultant’s behalf.

6.	Confidentiality.
6.1

Definition. “Confidential Information” means (a) any non-public scientific, technical, business or financial information or trade secrets in whatever form (written, oral or visual) that is furnished or made available to Consultant by or on behalf of Astria; (b) all information contained in or comprised of Astria Materials (defined in Section 7); and (c) all Work Product. Confidential Information is, and will remain, the sole property of Astria.

6.2

Obligations. During the Term (as defined in Section 9) and for a period of five (5) years thereafter, Consultant agrees to (a) hold in confidence all Confidential Information, and not disclose Confidential Information without the prior written consent of Astria; (b) use

Confidential Information solely in connection with the Consulting Services; (c) treat Confidential Information with no less than a reasonable degree of care; (d) reproduce Confidential Information solely to the extent necessary to provide the Consulting Services, with all such reproductions being considered Confidential Information; and (e) notify Astria of any unauthorized disclosure of Confidential Information promptly upon becoming aware of such disclosure. Notwithstanding the foregoing, the non-disclosure and non-use obligations imposed by this Agreement with respect to trade secrets included in the Confidential Information will continue for as long as Astria continues to treat such Confidential Information as a trade secret. If Consultant is required by a governmental authority or by order of a court of competent jurisdiction to disclose any Confidential Information, Consultant will give Astria prompt written notice thereof and Consultant will take all reasonable and lawful actions to avoid or minimize the degree of such disclosure. Consultant will cooperate reasonably with Astria in any efforts to seek a protective order.

6.3	Exceptions. Consultant’s obligations of non-disclosure and non-use under this Agreement will not apply to any portion of Confidential Information that Consultant can demonstrate, by competent proof:
(a)	is generally known to the public at the time of disclosure or becomes generally known through no wrongful act on the part of Consultant;
(b)	is in Consultant’s possession at the time of disclosure other than as a result of Consultant’s breach of any legal obligation;
(c)	becomes known to Consultant on a non-confidential basis through disclosure by sources other than Astria having the legal right to disclose such Confidential Information; or
(d)	is independently developed by Consultant without reference to or reliance upon Confidential Information.
6.4	Defend Trade Secrets Act. Astria provides notice to Consultant that pursuant to the United States Defend Trade Secrets Act of 2016:
(a)

An individual will not be held criminally or civilly liable under any United States federal or state trade secret law for the disclosure of a trade secret that is made (i) in confidence to a federal, state, or local government official or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and

(b)

An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (i) files any document containing the trade secret under seal; and (ii) does not disclose the trade secret, except pursuant to court order.

In addition, this Agreement does not prohibit Consultant from participating in or cooperating with any government investigation or proceeding, nor does this Agreement restrict Consultant from disclosing Confidential Information to government agencies in a reasonable manner when permitted by applicable state or federal “whistleblower” or other laws.

6.5	Personal Identifiable Information.
(a)

In General. Notwithstanding anything to the contrary in this Section 6, to the extent that Consultant may, during or as a result of rendering Consulting Services, have access to any information that could be used to identify an individual (“Personal Identifiable Information”), (i) Consultant will not disclose to any third party nor use such Personal Identifiable Information other than to provide the Consulting Services and as long as such disclosure and use is in compliance with applicable law; and (ii) such restrictions on the disclosure and use of Personal Identifiable Information will remain in place for as long as such restrictions are required under applicable law.

(b)

European Data Protection. Without limiting the generality of Section 6.5(a), to the extent Consultant may, during or as a result of rendering Consulting Services, have access to European Union or UK-originating Personal Data, as that term is defined in the General Data Protection Regulation (EU) 2016/679 (the “GDPR”) and the relevant UK privacy law, the parties shall enter into a DPA or amendment hereto prior to any such data being processed. The terms set forth in the DPA or amendment will apply in addition to the other terms and conditions of this Agreement.

7.

Astria Materials. All documents, data, records, materials, compounds, apparatus, equipment and other physical property furnished or made available by or on behalf of Astria to Consultant in connection with this Agreement (“Astria Materials”) are and will remain the sole property of Astria. Consultant will use Astria Materials only as necessary to perform the Consulting Services and will not transfer or make available to any third party the Astria Materials without the express prior written consent of Astria. Consultant will return to Astria any and all Astria Materials upon request.

8.

Publication; Publicity. Consultant may not publish or refer to Work Product, in whole or in part, without the prior express written consent of Astria. Consultant will not use the name, logo, trade name, service mark, or trademark, or any simulation, abbreviation, or adaptation of same, or the name of Astria or any of its affiliates for publicity, promotion, or other uses without Astria’s prior written consent.

9.

Expiration/Termination. The term of this Agreement will commence on the Effective Date and expire at the end of the period specified in the “Term” Section of the SOW, unless sooner terminated pursuant to the provisions of this Section 9 or extended by mutual written agreement of the parties (the “Term”). Astria may terminate this Agreement at any time with or without cause upon not less than thirty (30) days’ prior written notice to Consultant. Consultant may terminate this Agreement at any time with or without cause upon not less than thirty (30) days’ prior written notice to Astria. Any expiration or termination of this Agreement shall be without prejudice to any obligation of either party that has accrued prior to the effective date of expiration or termination. Upon expiration or termination of this Agreement, neither Consultant nor Astria will have any further obligations under this Agreement, except that (a) Consultant will terminate all Consulting Services in progress in an orderly manner as soon as practicable and in accordance with a schedule agreed to by Astria, unless Astria specifies in the notice of termination that Consulting Services in progress should be completed; (b) Consultant will deliver to Astria all Work Product made through expiration or termination; (c) Astria will pay Consultant any monies due and owing Consultant, up to the time of termination or expiration, for Consulting Services properly performed and all authorized expenses actually incurred; (d) Consultant will immediately return to Astria all Astria Materials and other Confidential Information and copies thereof provided to Consultant under this Agreement; and (e) the terms, conditions and obligations under Sections 2.1 (last sentence), 2.2, 3 (last sentence), 4, 5, 6, 7, 8, 9, and 10 and the DPA (if applicable) will survive expiration or termination of this Agreement.

10.

Independent Contractor. The parties understand and agree that Consultant is an independent contractor and not an agent or employee of Astria. Consultant has no authority to obligate Astria by contract or otherwise. Consultant will not be eligible for any employee benefits of Astria and expressly waives any rights to any employee benefits. Except as otherwise required by law, Consultant will bear sole responsibility for paying and reporting Consultant’s own applicable federal and state income taxes, social security taxes, unemployment insurance, workers’ compensation, and health or disability insurance, retirement benefits, and other welfare or pension benefits, if any, and indemnifies and holds Astria harmless from and against any liability with respect to such taxes, benefits and other matters.

11.

Use of Name. Consultant consents to the use by Astria of Consultant’s name on its website, in press releases, company brochures, offering documents, presentations, reports or other documents in printed or electronic form, and any documents filed with or submitted to any governmental or regulatory agency or any securities exchange or listing entity; provided, that such materials or presentations accurately describe the nature of Consultant’s relationship with or contribution to Astria.

12.

Entire Agreement. This Agreement contains the entire agreement of the parties with regard to its subject matter, and supersedes all prior or contemporaneous written or oral representations, agreements and understandings between the parties relating to that subject matter. This Agreement may be changed only by a writing signed by Consultant and an authorized representative of Astria.

13.

Certain Disclosures and Transparency. Consultant acknowledges that Astria and its affiliates are required to abide by federal and state disclosure laws and certain transparency policies governing their activities including providing reports to the government and to the public concerning financial or other relationships with healthcare providers. Consultant agrees that Astria and its affiliates may, in their sole discretion, disclose information about this Agreement and about Consultant’s Consulting Services including those relating to healthcare providers and any compensation paid to healthcare providers pursuant to this Agreement. Consultant agrees to promptly supply information reasonably requested by Astria for disclosure purposes. To the extent that Consultant is independently obligated to disclose specific information concerning the Consulting Services relating to healthcare providers and compensation paid to healthcare providers pursuant to this Agreement, Consultant will make timely and accurate required disclosures.

14.

Assignment and Binding Effect. The Consulting Services to be provided by Consultant are personal in nature. Consultant may not assign or transfer this Agreement or assign, transfer or subcontract any of Consultant’s rights or obligations under this Agreement. Astria may transfer or assign this Agreement, in whole or in part, without the prior written consent of Consultant. Any purported assignment or transfer in violation of this Section is void. This Agreement will be binding upon and inure to the benefit of the parties and their respective legal representatives, heirs, successors and permitted assigns.

14.1

Notices. All notices required or permitted under this Agreement must be in writing and must be given by directing the notice to the address for the receiving party set forth in this Agreement or at such other address as the receiving party may specify in writing under this procedure. Notices to Astria will be marked “Attention: Legal”. All notices must be given (a) by personal delivery, with receipt acknowledged; (b) by prepaid certified or registered mail, return receipt requested; or (c) by prepaid recognized next business day delivery service. Notices will be effective upon receipt or at a later date stated in the notice.

14.2

Governing Law. This Agreement and any disputes relating to or arising out of this Agreement will be governed by, construed, and interpreted in accordance with the internal laws of the Commonwealth of Massachusetts, without regard to any choice of law principle that would require the application of the law of another jurisdiction. The parties agree to submit to the exclusive jurisdiction of the state and federal courts located in the Commonwealth of Massachusetts and waive any defense of inconvenient forum to the maintenance of any action or proceeding in such courts.

14.3

Severability; Reformation. Each provision in this Agreement is independent and severable from the others, and no provision will be rendered unenforceable because any other provision is found by a proper authority to be invalid or unenforceable in whole or in part. If any provision of this Agreement is found by such an authority to be invalid or unenforceable in whole or in part, such provision shall be changed and interpreted so as to best accomplish the objectives of such unenforceable or invalid provision and the intent of the parties, within the limits of applicable law.

14.4

No Strict Construction; Headings. This Agreement has been prepared jointly and will not be strictly construed against either party. The Section headings are included solely for convenience of reference and will not control or affect the meaning or interpretation of any of the provisions of this Agreement.

14.5

Waivers. Any delay in enforcing a party’s rights under this Agreement, or any waiver as to a particular default or other matter, will not constitute a waiver of such party’s rights to the future enforcement of its rights under this Agreement, except with respect to an express written waiver relating to a particular matter for a particular period of time signed by Consultant and an authorized representative of the waiving party, as applicable.

14.6

Remedies. Consultant agrees that (a) Astria may be irreparably injured by a breach of this Agreement by Consultant; (b) money damages would not be an adequate remedy for any such breach; (c) as a remedy for any such breach Astria will be entitled to seek equitable relief, including injunctive relief and specific performance, without being required by Consultant to post a bond; and (d) such remedy will not be the exclusive remedy for any breach of this Agreement.

14.7

Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. A facsimile or portable document format (“.pdf”) copy of this Agreement, including the signature pages, will be deemed an original.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

Astria Therapeutics, Inc. By: /s/ Jill Milne Name: Jill Milne Title: Chief Executive Officer	Joanne Beck /s/ Joanne Beck

EXHIBIT A

STATEMENT OF WORK (SOW) #1 TO MASTER CONSULTING AGREEMENT

This Statement of Work (“SOW”), effective as of the date of last signature below (“Effective Date”), is by and between Astria Therapeutics, Inc, with a business address at 75 State Street, Suite 1400, Boston, MA, 02109 USA (“Astria”) and Joanne Beck (“Consultant”), pursuant to the Master Consulting Agreement between such parties dated on April 3, 2023 (the “Agreement”).

Astria and Consultant may be referred to herein as “Party” or “Parties”.

1.	Description of Consulting Services: Consultant shall provide the following services to Astria: Providing oversight, support, advice of Astria’s PSTO team, along with Astria’s Chief Commercial Officer.

Consultant will provide Consulting Services for 15-20 hours per week, on a schedule to be mutually agreed upon between Consultant and Astria.

2.	Astria Representatives:

Jill Milne, CEO
Andrew Komjathy, CCO

3.	Compensation.

Fees: Astria will pay Consultant USD$30,000 per month for the Consulting Services.

Expenses: Astria will reimburse Consultant for those reasonable and necessary expenses that are actually incurred by Consultant in connection with the provision of Consulting Services. Requests for reimbursement will be in a form reasonably acceptable to Astria, will include supporting documentation and will accompany Consultant’s invoices.

Invoicing: Consultant will invoice Astria for Consulting Services rendered and related expenses incurred during the preceding month. Invoices should reference this Agreement and should be submitted to Astria to the attention of purchasing@astriatx.com, with a copy to Consultant’s primary Astria business contact. Invoices will contain such detail as Astria may reasonably require and will be payable in U.S. Dollars. Undisputed payments will be made by Astria within thirty (30) days after Astria’s receipt of Consultant’s invoice, request for reimbursement and all supporting documentation.

4.	Term:

This Agreement will be for a term of April 1, 2023 to June 30, 2023.

This SOW may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this SOW delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this SOW.

Capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement. This SOW, together with the Agreement, set forth the entire agreement and understanding between the Parties as to the subject matter hereof and supersedes all prior agreements, whether written or oral, and any understandings in this respect.

IN WITNESS WHEREOF, each Party has executed this SOW by a duly authorized individual effective as of the Effective Date.

Astria Therapeutics, Inc. By: /s/ Jill Milne Name: Jill Milne Title: Chief Executive Officer	Joanne Beck /s/ Joanne Beck

STATEMENT OF WORK (SOW) #2 TO MASTER CONSULTING AGREEMENT

This Statement of Work (“SOW”), effective as of the date of last signature below (“Effective Date”), is by and between Astria Therapeutics, Inc., with a business address at 75 State Street, Suite 1400, Boston, MA, 02109 USA (“Astria”), and Joanne Beck (“Consultant”), pursuant to the Master Consulting Agreement between such parties dated on April 3, 2023 (the “Agreement”).

Astria and Consultant may be referred to herein as “Party” or “Parties”.

1.	Description of Consulting Services:

Consultant shall provide the following services to Astria:  Providing oversight, support, advice of Astria’s PSTO team, along with Astria’s Chief Commercial Officer, until July 17, 2023, and then providing transitional and onboarding support Astria’s incoming SVP, PSTO, who is scheduled to start with Astria on July 17, 2023.

Consultant will provide Consulting Services on a schedule to be mutually agreed upon between Consultant and Astria.

2.	Astria Representatives:

Jill Milne, CEO
Andrew Komjathy, CCO
SVP, PSTO (as of July 17, 2023)

3.	Compensation.

Fees: Astria will pay Consultant USD$10,000 for the Consulting Services.

Expenses: Astria will reimburse Consultant for those reasonable and necessary expenses that are actually incurred by Consultant in connection with the provision of Consulting Services. Requests for reimbursement will be in a form reasonably acceptable to Astria, will include supporting documentation and will accompany Consultant’s invoices.

Invoicing: Consultant will invoice Astria for Consulting Services rendered and related expenses incurred during the preceding month. Invoices should reference this Agreement and should be submitted to Astria to the attention of purchasing@astriatx.com. Invoices will contain such detail as Astria may reasonably require and will be payable in U.S. Dollars. Undisputed payments will be made by Astria within thirty (30) days after Astria’s receipt of Consultant’s invoice, request for reimbursement and all supporting documentation.

4.	Term:

The term of this SOW will be from July 1, 2023 through July 31, 2023.

This SOW may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this SOW delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this SOW.

Capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement. This SOW, together with the Agreement, set forth the entire agreement and understanding between the Parties as to the subject matter hereof and supersedes all prior agreements, whether written or oral, and any understandings in this respect.

IN WITNESS WHEREOF, each Party has executed this SOW by a duly authorized individual effective as of the Effective Date.

Astria Therapeutics, Inc. By: /s/ Jill Milne Name: Jill Milne Title: Chief Executive Officer	Joanne Beck /s/ Joanne Beck